UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2015

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2015, CF Industries, Inc. (“CF Industries”), a wholly-owned subsidiary of CF Industries Holdings, Inc. (the “Company”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the various purchasers named therein (the “Purchasers”) and issued and sold to the Purchasers $1,000,000,000 aggregate principal amount of guaranteed senior notes under the Note Purchase Agreement consisting of (i) $250,000,000 aggregate principal amount designated as 4.49% Guaranteed Senior Notes, Series A, due October 15, 2022 (the “Series A Notes”), (ii) $500,000,000 aggregate principal amount designated as 4.93% Guaranteed Senior Notes, Series B, due October 15, 2025 (the “Series B Notes”) and (iii) $250,000,000 aggregate principal amount designated as 5.03% Guaranteed Senior Notes, Series C, due October 15, 2027 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”).

CF Industries intends to use the net proceeds from the offering of the Notes to fund its capital expenditure programs and for other general corporate purposes, including working capital.

CF Industries may prepay at any time all, or from time to time any part of, any series of the Notes, in an amount not less than 5% of the aggregate principal amount of such series of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a make-whole amount determined as specified in the Note Purchase Agreement. In the event of a Change in Control (as defined in the Note Purchase Agreement), each holder of the Notes may require CF Industries to prepay the entire unpaid principal amount of the Notes held by such holder at a price equal to 100% of the principal amount of such Notes together with accrued and unpaid interest thereon, but without any make-whole amount or other premium.

All obligations under the Note Purchase Agreement are unsecured. Currently, the Company is the only guarantor of the obligations of CF Industries under the Note Purchase Agreement. On and after the Darwin Acquisition Closing Date (as defined in the Note Purchase Agreement) Darwin Holdings Limited, a limited liability company incorporated under the laws of England and Wales with registered number 09713230 (as may be renamed in connection with the re-registration as a public company under the Companies Act 2006 of the United Kingdom on or prior to the Darwin Acquisition Closing Date, “Darwin”), will be required to guarantee the obligations under the Note Purchase Agreement. In addition, certain of the Company’s U.S. subsidiaries, and, on and after the Darwin Acquisitions Closing Date, certain of Darwin’s and the Company’s material wholly-owned U.S. and foreign subsidiaries, will be required to become guarantors of the obligations under the Note Purchase Agreement if (i) such subsidiaries guarantee other debt for borrowed money (subject to specified exceptions) of the Company, CF Industries or Darwin in an aggregate principal amount in excess of $500 million or (ii) such subsidiaries are borrowers under, issuers of, or guarantors of specified debt obligations of the Company, CF Industries or Darwin.

The Note Purchase Agreement contains customary representations and warranties and covenants for a transaction of this type, including two financial maintenance covenants: (i) a requirement that the interest coverage ratio (as defined in the Note Purchase Agreement) be maintained at a level of not less than 2.75 to 1.00 and (ii) a requirement that the total leverage ratio (as defined in the Note Purchase Agreement) be maintained at a level of not greater than 3.75 to 1.00.

The Note Purchase Agreement contains events of default (with notice requirements and cure periods, as applicable) customary for a financing of this type, including, but not limited to, non-payment of principal, make-whole amounts, or interest; inaccuracy of representations and warranties in any material respect; and failure to comply with specified covenants. Upon the occurrence and during the continuance of an event of default under the Note Purchase Agreement and after any applicable cure period, subject to specified exceptions, the holder or holders of more than 50% in principal amount of the Notes outstanding may declare all the Notes then outstanding due and payable.

Certain subsidiaries of CF Industries are, and, on and after the Darwin Acquisition Closing Date, certain subsidiaries of Darwin will be, excluded from the representations, the events of default, and the restrictions contained in certain of the covenants under the Note Purchase Agreement.

The above summary of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement. A copy of the Note Purchase Agreement, including the forms of the Notes, is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Note Purchase Agreement, dated September 24, 2015, among CF Industries Holdings, Inc., CF Industries, Inc. and the Purchasers party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2015	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard
Title: Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Note Purchase Agreement, dated September 24, 2015, among CF Industries Holdings, Inc., CF Industries, Inc. and the Purchasers party thereto